EXHIBIT 12
                                                                ----------

                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (IN THOUSANDS, EXCEPT RATIO DATA)

                                                                      Quarter Ended                 Six Months
                                                                         June 30,                 Ended June 30,
                                                                     ---------------            -----------------
                                                                     2002       2001            2002         2001
                                                                     ----       ----            ----         ----
      Earnings available for fixed charges:
         Income before income taxes and cumulative effect          $134,276   $114,297        $211,494     $175,284
            of accounting change
         Fixed charges:
            Interest expense                                         29,313     35,596          54,373       74,917
            Portion of rent determined to be interest (1)            10,256      8,637          19,903       17,579
            Minority interest in income of subsidiary                 6,676      6,677          13,361       13,354
               trust
            Equity earnings                                             155     (1,422)           (749)      (3,728)
                                                                   --------   --------        --------     --------
                                                                   $180,676   $163,785        $298,382     $277,406
                                                                   ========   ========        ========     ========

      Fixed charges:
         Interest expense                                           $29,313    $35,596         $54,373      $74,917
         Portion of rent determined to be interest (1)               10,256      8,637          19,903       17,579
         Minority interest in income of subsidiary trust              6,676      6,677          13,361       13,354
                                                                   --------   --------        --------     --------
                                                                    $46,245    $50,910         $87,637     $105,850
                                                                   ========   ========        ========     ========


      Ratio of earnings to fixed charges                               3.91       3.22            3.40         2.62
                                                                   ========   ========        ========     ========


   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.